Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF IGI, INC.

IGI, INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL") hereby certifies as follows:

      FIRST: That at a meeting of the Board of Directors of IGI, Inc. (the "Corporation") resolutions were duly adopted approving an amendment and restatement of the Corporation's Certificate of Incorporation, as amended, declaring said amendment and restatement to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND: The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State was August 26, 1977 under the name Pinnacle Mountain Labs, Inc.

      THIRD: This Amended and Restated Certificate of Incorporation amends and restates the prior Certificate of Incorporation, as amended, by amending and restating the Certificate of Incorporation filed on August 26, 1977 and all amendments thereto through the date hereof.

FOURTH: The Corporation's Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as set forth in Exhibit A.

      FIFTH: That pursuant to resolution of the Board of Directors of the Corporation, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

SIXTH: That the foregoing amendment and restatement was duly adopted in accordance with the provisions of [SECTION] 242 and [SECTION] 245 of the DGCL.

IN WITNESS WHEREOF, IGI, Inc. has caused this certificate to be signed by a duly authorized officer, this 7th day of May, 2008.

/s/ Rajiv Mathur Name: Rajiv Mathur Title: President and Chief Executive Officer

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EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF IGI LABORATORIES, INC.

FIRST: The name of the corporation (hereinafter called the "Corporation") is IGI Laboratories, Inc."

      SECOND: The address of the registered office of the Corporation in the state of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

      "FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 51,000,000 shares, of which 50,000,000 shall be shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,000,000 shall be shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). One hundred shares of Preferred Stock shall be designated "Series A Convertible Preferred Stock" and shall have the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions as set forth in Article FIFTH herein. The remaining authorized shares of Preferred Stock may be designated by the Board of Directors as set forth below in Section 2 of this Article FOURTH.

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock and undesignated Preferred Stock.

1. Common Stock.

            a.   General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock or any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

b. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

      The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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            c.   Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

            d.   Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

2. Preferred Stock.

      Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

      Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be stated and expressed in such resolutions, all to the fullest extent now or thereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

FIFTH: Series A Preferred Stock.

1. Designation and Rank.

            a.   Designation. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be one hundred shares.

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            b.   Rank. The Series A Preferred Stock shall rank prior to the Common Stock, and to each other classes and series of equity securities of the Corporation which by its terms does not rank on a parity with or senior to the Series A Preferred Stock ("Junior Stock").

      2.   Dividends. The holders of shares of the Series A Preferred Stock shall not be entitled to receive any dividends except in accordance with this Section 2. If the Corporation declares and pays a cash dividend on the Common Stock, then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends, on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 5 of this Article FIFTH immediately prior to the record date for determining the stockholders entitled to receive such dividends.

3. Voting Rights.

            a.   Class Voting Rights. The Series A Preferred Stock shall have the following class voting rights (in addition to the voting rights set forth in Section 3(b) of this Article FIFTH, and as otherwise may be required by law). So long as any shares of the Series A Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary to, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class amend, alter or repeal the provisions of the Series A Preferred Stock, whether by merger, consolidation or otherwise.

            b.   General Voting Rights. In addition to the class voting rights set forth in Sections 3(a) and 4(b) of this Article FIFTH, the Series A Preferred Stock shall be entitled to vote, on an as-converted basis, together as a single class, with the holders of the Common Stock. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Corporation.

4. Liquidation Preference.

            a.   In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Corporation whether such assets are capital or surplus of any nature, an amount equal to $10,000 per share (the "Liquidation Preference Amount") of the Series A Preferred Stock, on a pro rata and pari passu basis with any parity stock, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other Junior Stock. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of preferred stock or any other class of stock on a parity as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock on a parity with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if

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all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Corporation.

            b.   A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of transactions in which more than 50% of the voting shares of the Corporation is disposed of or conveyed, shall be, deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4.

            c.   Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

5. Conversion. The holder of Series A Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

            a.   Right to Convert. At any time on or after the date of issuance of the Series A Preferred Stock (the "Issuance Date"), the holder of any such shares of Series A Preferred Stock may, at such holder's option all or any portion of any share of Series A Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock being converted thereon divided by (ii) the Conversion Price (as defined in Section 5(d) of this Article FIFTH) then in effect as of the date of the delivery by such holder of its notice of election to convert. The Corporation shall keep written records of the conversion of the shares of Series A Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon complete conversion of the Series A Preferred Stock.

b. Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

                  (i)   Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date, the holder thereof shall deliver a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion

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Notice"), to the Corporation, together with the certificates representing the shares being converted (or an indemnification undertaking, and at the option of the Corporation, in addition, a bond, with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates"). The conversion will be effective upon receipt by the Corporation of the foregoing, which shall be the Voluntary Conversion Date.

                  (ii)   Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

c. Mandatory Conversion.

                  (i)   Subject to the provisions set forth below, the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date shall automatically and without any action on the part of the holder thereof convert into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the Liquidation Preference Amount of the shares of Series A Preferred Stock outstanding on the Mandatory Conversion Date divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date (a "Mandatory Conversion").

                  (ii)   As used herein, a "Mandatory Conversion Date" shall be the date that the Closing Price of the Common Stock shall have exceeded $2.50 for a period of ten (10) consecutive trading days immediately preceding such date. The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to as the "Conversion Date."

                  (iii)   On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Corporation or its transfer agent. Upon the occurrence of the automatic conversion of the Series A Preferred Stock pursuant to this Section 5(c), the holders of the Series A Preferred Stock shall promptly surrender the Preferred Stock Certificates representing the Series A Preferred Stock to the Corporation and the Corporation shall promptly deliver the shares of Common Stock issuable upon such conversion.

d. Conversion Price.

(i) The term "Conversion Price" shall mean $1.00, subject to adjustment under Section 5(e) of this Article FIFTH.

                  (ii)   The term "Closing Price" shall mean, for any security as of any date, the last reported price of such security on the American Stock Exchange or the closing bid price, on the OTC Bulletin Board or other applicable principal trading market for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Price cannot be calculated for such security on such date

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on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value as determined by the Board of Directors of the Corporation.

e. Adjustments of Conversion Price.

                  (i)   Adjustments for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

                  (ii)   Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

                        (2)   the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

                  (iii)   Adjustment for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at

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any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii) of this Article FIFTH, or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v) of this Article FIFTh), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

                  (v)   Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Corporation (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii) of this Article FIFTH, or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv) of this Article FIFTH), or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties or assets to any other person that is not deemed a liquidation pursuant to Section 4(b) (an "Organic Change"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series A Preferred Stock into the Corporation's Common Stock prior to the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

                  (vi)   Record Date. In case the Corporation shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

            f.   Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which

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such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

            g.   Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant thereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            h.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation will give written notice to each holder of Series A Preferred Stock at least five (5) days prior to the date on which the Corporation closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock or (II) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Corporation will also give written notice to each holder of Series A Preferred Stock at least five (5) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

            i.   Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the Closing Prices of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date or Mandatory Conversion Date, as applicable, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

            j.   Reservation of Common Stock. The Corporation shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding.

            k.   Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or Mandatory Conversion Date. The Corporation shall keep written records of the

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conversion of the shares of Series A Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series A Preferred Stock upon conversion of the Series A Preferred Stock.

      6.   No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

      7.   Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock, shall be required for any change to this Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock set forth herein. The provisions hereof may be waived on behalf of all the holders if in writing and signed by the holders of not less than a majority of the then outstanding shares of Series A Preferred Stock.

      8.   Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation, and if requested by the Corporation, a bond, and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

      9.   Specific Shall Not Limit General; Construction. No specific provision contained herein shall limit or modify any more general provision contained herein. This Article FIFTH shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

      10. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

SIXTH: The corporation is to have perpetual existence.

      SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court or equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholders thereof or on the application of any receiver or receivers appointed for this

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Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

      EIGHTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

      1.   The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and in the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

      2.   After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 129 of the DGCL, and after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) Section 141 of the DGCL shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the Corporation unless provisions to vote of the Corporation unless provisions such classification shall be set forth in this Certificate of Incorporation.

      3.   Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provision of the Certificate of Incorporation shall entitle the holder thereof to the right to vote, at any meeting of stockholders except as the provisions of the DGCL shall otherwise require, provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

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      NINTH: The Corporation shall, to the fullest extent permitted by Section 145 of DGCL, as the same may be amended and supplemented, indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

      ELEVENTH: A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation arising out of the conduct of such director prior to the time of such repeal or modification.

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EXHIBIT I

IGI, INC. CONVERSION NOTICE

      Reference is made to the Amended and Restated Certificate of Incorporation of the Relative Rights and Preferences of the Series A Preferred Stock of IGI, Inc. (the "Certificate of Incorporation"). In accordance with and pursuant to the Certificate of Incorporation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.01 per share (the "Preferred Shares"), of IGI, Inc., a Delaware corporation (the "Corporation"), indicated below into shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:	___________________________

Number of Preferred Shares to be converted:	___________________________

Stock certificate no(s). of Preferred Shares to be converted:	___________________________

Please confirm the following information:	___________________________

Conversion Price:	___________________________

Number of shares of Common Stock to be issued:	___________________________

      Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to:	___________________________

Facsimile Number:	___________________________

Authorization:	___________________________

By:	___________________________

Title	___________________________

Dated:	___________________________